                                                               Exhibit 4.11

                                   TERM NOTE

    $17,450,000                 Houston, Texas           September 29, 1995


     FOR VALUE RECEIVED, SHAREWELL, INC., a Delaware corporation (formerly Shareco, Inc. ("Shareco")), DRILEX HOLDINGS CORP., a Delaware corporation, COBB DIRECTIONAL DRILLING COMPANY, L.L.C., a Delaware limited liability company, and DRILEX SYSTEMS, INC., a Texas corporation (collectively, "Makers"), jointly and severally, promise to pay to the order of TEXAS COMMERCE BANK NATIONAL ASSOCIATION ("Payee"), a national banking association, at its principal banking building in the City of Houston, Harris County, Texas, or at such other place as the holder of this note may hereafter designate in writing, in immediately available funds and in lawful money of the USA, the principal sum of SEVENTEEN MILLION FOUR HUNDRED FIFTY THOUSAND DOLLARS ($17,450,000) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the rate or rates provided in that certain Interest Rate Agreement dated concurrently herewith executed by and between the Makers and the Payee (as amended, supplemented and restated, the "Interest Rate Agreement"), and interest on all past due amounts, both principal and accrued interest, at the Past Due Rate; provided that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Highest Lawful Rate. Any term defined in the Interest Rate Agreement and used in this note shall have the meaning ascribed to it in the Interest Rate Agreement.

     The principal of this note shall be due and payable as follows:

      (i) in nineteen (19) equal quarterly installments, each in the amount of $872,500, the first such installment to be due and payable on December 31, 1995 and a like installment to be due and payable on the last day of each March, June, September and December thereafter through and including June 30, 2000; and

     (ii) on September 30, 2000, the final maturity of this note, when the entire unpaid principal balance of this note, together with all accrued and unpaid interest hereon, shall be finally due and payable.

    (iii) Simultaneously with the delivery of the Financial Statements pursuant to Section 6.2 of the Credit Agreement as of April 30 of each fiscal year of DHC (commencing with April 30, 1996), the Makers will make an annual prepayment on this note (applied to the above described principal installments in inverse order of their maturity) in an amount equal to 50% of Excess Cash Flow (hereinafter defined) of DHC (on a consolidated basis) for the immediately preceding twelve (12) month period ending on such April 30th; provided, that no prepayments shall

                               Page 1 of 5 Pages
          be required under this clause on any April 30th if the Debt to Capitalization Ratio of DHC (on a consolidated basis) shall be less than or equal to 45% on such April 30th. The term "Excess Cash Flow" as used herein shall mean, for any period, EBITDA plus net proceeds realized from the sale of assets, other than assets sold in the normal course of business, minus tax expense, interest expense, scheduled principal payments on Debt and capitalized leases and Nominal Capital Expenditures (hereinafter defined), in each case for the applicable period and for DHC (on a consolidated basis). The term "Nominal Capital Expenditures" as used herein shall mean the lesser of (1) actual Capital Expenditures or (2) $5,000,000 for the period from May 1, 1995 through April 30, 1996 and $4,500,000 for each applicable period from any May 1 through the next April 30 thereafter.

     Accrued and unpaid interest shall be due and payable as provided in the Interest Rate Agreement.

     Subject to the provisions of the Interest Rate Agreement, Makers may at any time pay the full amount or any part of this note without payment of any premium or fee.

     The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Makers. All loans and advances and all payments and permitted prepayments made hereon may be endorsed by the holder of this note on the schedule which is attached hereto (and hereby made a part hereof for all purposes) or otherwise recorded in the holder's records; provided that any failure to make notation of
(a) any advance shall not cancel, limit or otherwise affect Makers' obligations or any holder's rights with respect to that advance, or (b) any payment or permitted prepayment of principal shall not cancel, limit or otherwise affect Makers' entitlement to credit for that payment as of the date received by the holder.

     Reference is hereby made to that certain Amended and Restated Credit Agreement (as amended, supplemented and restated, the "Credit Agreement") dated concurrently herewith among Makers; Drilex Systems Limited, and Payee. Any term defined in the Credit Agreement and used in this note shall have the meaning ascribed to it in the Credit Agreement. The Payee shall be entitled to all rights and benefits provided for in the Credit Agreement regarding conditions to advances as if this note were one of the "Notes" under the Credit Agreement and each of the Credit Documents securing or guarantying the Notes shall also secure or guaranty this note. The terms and provisions of the Credit Agreement shall continue in full force and effect for the purposes of this note notwithstanding payment in full of the Obligations, termination of the Commitments and termination of the Credit Agreement by its own express terms.

                               Page 2 of 5 Pages

     If any Event of Default occurs and continues under the Credit Agreement or if the Makers shall fail to pay or prepay any principal of this note when due or if the Makers shall fail to pay any interest on this note or any other obligation hereunder payable by Makers as and within three Business Days of when due, then the obligation (if any) of Payee to make further advances against this note shall cease and terminate and the owner or holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any Credit Document and by law, including the right to declare the unpaid balance of principal and accrued interest on this note at once mature and payable.

     Advances under this note may not be reborrowed. Advances hereunder shall be used solely to pay costs incurred in connection with the transactions contemplated under the Sharewell Acquisition Documents and to refinance certain existing indebtedness of one or more Makers payable to the Payee, and for no other purpose.

     If any holder of this note retains an attorney in connection with any such default or to collect, enforce or defend this note or any papers intended to secure or guarantee it in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Makers sue any holder in connection with this note or any such papers and do not prevail, then Makers agree to pay to each such holder, in addition to principal and interest, all reasonable costs and expenses incurred by such holder in trying to collect this note or in any such suit or proceeding, including reasonable attorneys' fees.

     Makers and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

     This note is given in renewal, extension and rearrangement, and not in extinguishment, of that certain promissory note (the "Renewed Note") dated May 5, 1995, made by Drilex Systems, Inc., Drilex Holdings Corp., Shareco, Inc. and Cobb Directional Drilling Company, L.L.C., payable to the order of Payee and in the maximum principal amount of Eleven Million Dollars ($11,000,000). All Liens securing the Renewed Note are hereby ratified, confirmed, renewed, extended, rearranged and brought forward as security for this note, in addition to and cumulative of all other security.

                               Page 3 of 5 Pages

     This note shall be governed by and construed in accordance with the laws of the State of Texas and the USA from time to time in effect. Harris County, Texas shall be a proper place of venue for suit hereon.

                              SHAREWELL, INC.,
                              a Delaware corporation


                                   /s/ John Forrest
                              By: ___________________________________________
                                       John Forrest,
                                       Chief Executive Officer


                              DRILEX HOLDINGS CORP.,
                              a Delaware corporation


                                   /s/ John Forrest
                              By: ___________________________________________
                                       John Forrest,
                                       President



                              COBB DIRECTIONAL DRILLING COMPANY,
                              L.L.C., a Delaware limited liability company

                              By:  Drilex Holdings Corp., a Delaware
                                   corporation, Member



                                          /s/ John Forrest
                                    By: ______________________________________
                                             John Forrest,
                                             President


                              By:   Drilex Systems, Inc., a Delaware
                                    corporation, Member


                                          /s/ John Forrest
                                    By: ______________________________________
                                             John Forrest,
                                             President

                               Page 4 of 5 Pages

                              DRILEX SYSTEMS, INC.,
                              a Texas corporation



                                   /s/ John Forrest
                              By: ___________________________________________
                                      John Forrest,
                                      President


                               Page 5 of 5 Pages